Exhibit 10.15
August 1, 2016
Private and Confidential
Mr. Marvin Adams
*************
***************

Separation Agreement and Release of Claims
Dear Marv:
This Separation Agreement and Release of Claims ("Agreement") sets forth the terms of your resignation from employment with TD Ameritrade Holding Corporation (together with any of its predecessors, subsidiaries, parents or other affiliates, and their respective successors, assigns, representatives, agents, shareholders, officers, directors, attorneys, and employees, "TD Ameritrade" or the "Company"). We hope that the separation of your employment will occur on an amicable basis. This Agreement describes the terms agreed upon to accomplish these objectives and sets forth the consideration and benefits you shall receive if you sign and do not revoke this Agreement.
1.Advisor Position and Resignation of Employment. You agree that effective as of the close of business on December 1, 2016 you will resign your employment with TD Ameritrade and your employment with the Company will cease (your "Resignation Date"). However, as of July 28, 2016, you relinquished the title of EVP, Chief Operations Officer, any and all titles and authorities you may have had with respect to TD Ameritrade unless expressly authorized by the CEO and President of TD Ameritrade and agree to render Advisory Services as provided in Section 2 below. You are no longer authorized to incur expenses, obligations or liabilities on behalf of TD Ameritrade unless it is in your role as Advisor and only until the Resignation Date at which time that authorization will be relinquished and you will immediately return to TD Ameritrade all TD Ameritrade property within your possession, including, but not limited to, iPhone, iPad Pro, iPad Air2, MacBook Air, iMac, EX 90; Confidential Information (as defined below), employee badge, and any other items provided to you by the Company during your employment. The termination of your employment shall be represented internally and externally as one by mutual agreement.
During your employment with the Company as an Advisor, you will receive the same base salary compensation and remain eligible to participate in the various incentive programs for the Company's fiscal year 2016 as are in effect and applicable to you immediately before your transition to the Advisor role. Accordingly, during such employment period, you will:
(a)continue to receive an annual base salary of $500,000, in accordance with the Company's regular payroll practices;
(b)remain eligible to receive your cash bonus for the Company's fiscal year 2016 (whereby your target bonus opportunity is equal to $1,500,000) under the Company's Management Incentive Plan ("MIP") based on the extent to which performance actually is achieved against the applicable performance goals under the MIP and subject to the terms of the MIP;

(c)remain eligible to receive an award under the equity-based bonus portion of the Company's annual incentive plan for the Company's fiscal year 2016 (whereby your target bonus opportunity is equal to $1,500,000), based on the extent to which performance actually is achieved against the applicable performance goals under the Company's annual incentive plan, provided that such award if any will be payable to you in cash and not in the form of an equity award covering shares of the Company's common stock;
(d)continue to receive Company-paid rent allowance with respect to your apartment residence in New York, New York based on the same monthly amount as the Company has paid with respect to such rent on your behalf as per existing practice in effect immediately prior to your transition to the Advisor role (including payment by the Company of certain taxes related to the rent payment), provided that no Company-paid rent allowance will be paid for any periods after November 2016 except as described in Section 4(b) below; and
(e)be granted an award of $1,000,000 in cash in lieu of the restricted stock units having a value of $1,000,000 that otherwise were expected to be granted to you, with the cash payment to be made on October 31, 2016.
Any bonuses under clauses (b) and (c) above will be paid to you in accordance with the terms of the applicable plan to which they are subject and at the same time or times as bonuses (if any) under the applicable plan are paid to other participants of that plan. For the sake of clarity, your transition to Advisor for a portion of the bonus year shall not be reflected in any calculations or evaluations under the bonus plans stated in (b) or (c).
On or before the next regularly scheduled pay date following your Resignation Date, you will receive a check for all unpaid wages and all accrued but unpaid PTO hours, less deductions authorized by law or by you. Participation in all employee benefit plans maintained by TD Ameritrade will cease as of the Resignation Date.
2.Advisory Services. You agree to be available to TD Ameritrade until the Resignation Date for the purpose of advising the CEO and President of TD Ameritrade as reasonably requested. During your time as an Advisor, you will not be expected to maintain regular attendance at the Company's offices, but will remain available at mutually agreeable times to render such Advisory Services. You will continue to be an employee of TD Ameritrade until the Resignation Date entitled to compensation (base and bonus) and benefits and pursuant to all the same terms as applied prior to this Agreement unless expressly provided otherwise in this Agreement. For avoidance of doubt, the terms of Section 1 supersede the role, title and authority previously applicable.
3.Supplemental Release. In exchange for the Supplemental Release Consideration (as defined below), you agree to execute, within twenty-one (21) days after the Resignation Date, the Supplemental Release Agreement attached hereto as Exhibit A (the "Supplemental Release"), which agreement will serve to cover the time period from the Effective Date of this Agreement through the Supplemental Release Effective Date (as defined in the Supplemental Release); provided, however, the Parties agree to modify, in a mutually agreeable manner, the Supplemental Release to comply with any new laws that become applicable prior to the Resignation Date. If you fail to sign the Supplemental Release, such failure shall be deemed to constitute a material breach of this Agreement, entitling the Company to recover the payments provided for in Section 1 above. Further, you understand and agree that you will only be entitled to the consideration set forth in Section 4 if you execute the Supplemental Release within the time allotted in this Section 3 and do not revoke it.

4.Supplemental Release Consideration. Subject to your execution and non-revocation of the Supplemental Release in accordance with Section 3 herein, the Company agrees to the following (collectively, the "Supplemental Release Consideration"):

(a)
RSU Acceleration: The Parties acknowledge certain awards of restricted stock units granted to you remain outstanding and unvested as described in Exhibit B attached hereto. Subject to compliance with the terms of this Agreement and the execution and non-revocation of the Supplemental Release by you as described in Section 3 above, the vesting of these restricted stock unit awards will accelerate, inclusive of dividend equivalents through the vesting date, to the extent as specified in Exhibit B;

(b)
Lump Sum Payment: The Company agrees to make, within thirty (30) days following the Supplemental Release Effective Date (but no later than March 15, 2017), except as may be required to be delayed pursuant to Section 14 below, a one-time, taxable, lump-sum payment to you in an amount equivalent to the Company-paid rent for your apartment in New York, New York, from December 2016 through the date that the existing lease agreement for the apartment expires in April 2017, based on the same monthly amount as the Company has paid with respect to such rent on your behalf as per existing practice in effect immediately prior to your transition to the Advisor role (including payment by the Company of certain taxes related to the rent payment), less applicable withholding and reportable as income to you under Form W-2; and

(c)
COBRA: The Company agrees that to the extent you have medical, dental and vision coverage in place as of your Resignation Date, and/or are participating in the health care reimbursement, limited health care FSA, health savings account and employee assistance programs, such coverage will be continued (collectively, "Continued Health Care") for a period of eighteen (18) months from the Resignation Date under the same terms and conditions applicable to active TD Ameritrade Associates in accordance with COBRA. During the period beginning on your Resignation Date and ending on June 30, 2017, TD Ameritrade will continue paying, on your behalf, its employer portion of the Continued Health Care premiums that you otherwise would be required to pay with respect to any continued participation in the Continued Health Care by you and your eligible dependents, if any, during such period. Except as provided in the immediately preceding sentence, you will be responsible for payment of premiums for any Continued Health Care following your Resignation Date with respect to any continued participation therein pursuant to COBRA.

5.Other Payments, Benefits and 401(k). Except as provided for above, and your vested rights, if any, in the 401(k) and Profit Sharing Plan (participation in which will cease as of your Resignation Date), you will be entitled to no other or further compensation, remuneration, payments or benefits of any kind, including but not limited to company contributions to the 401(k) and Profit Sharing Plan, life, disability and medical/dental insurance, and other salary continuation benefits.
6.Release of Claims. In consideration of the arrangements set forth in this Agreement, and as a material inducement to TD Ameritrade to enter into this Agreement, you, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby fully and forever release TD Ameritrade and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, parents, subsidiaries, representatives, predecessors and successor corporations and assigns (collectively, the "Released Parties") from, and agree not to sue, concerning any claim, duty, obligation or cause of action relating to any matters of any kind arising out of or relating to your employment by TD Ameritrade or any other Released Party, or your service as an officer or employee of TD Ameritrade or any other Released Party, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement, including, without limitation: (i) any and all claims relating to or arising from your employment with TD Ameritrade or any other Released Party, or the termination of that employment; (ii) any and all claims relating to, or arising from, your right to purchase, or actual purchase of, shares of stock of TD Ameritrade or any other Released Party, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (iii) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; Elliott-Larsen Civil Rights Act, as amended; Michigan Minimum Wage Law of 1964, as amended; Michigan Persons With Disabilities Civil Rights Act, as amended; Michigan Whistle-Blowers' Protection Act; New Jersey Law Against Discrimination; New Jersey Equal Pay Act; New Jersey Conscientious Employee Protection Act; New Jersey Civil Rights Act; New Jersey Family Leave Act; New Jersey State Wage and Hour Law; Millville Dallas Airmotive Plant Job Loss Notification Act; New York Human Rights Law; New York City Human Rights Law; New York Hours of Labor Law; New York Wage Payment Law; New York Minimum Wage Act; New York Whistleblower Law; New York Off-Duty Conduct Lawful Activities Discrimination Law; New York Civil Rights Law; (v) any and all claims for violation of the federal, or any state, constitution; (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Release; and (viii) any and all claims for attorney fees and costs. By signing this Agreement, however, you do not release any claims arising after the Resignation Date, any vested rights under any Company-sponsored or administered group employee welfare benefit or 401(k) plan, any rights under this Agreement or any restricted stock agreements, any rights to coverage under any applicable directors and officers liability insurance policy or any indemnification provision provided in the Company bylaws, policies, and or procedures, or any claims that cannot be released as a matter of law.
7.Acknowledgement of Waiver of Claims Under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and TD Ameritrade agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. You acknowledge that the consideration given for this Agreement is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing that: (i) you should consult with an attorney prior to executing this Agreement; (ii) you have up to twenty-one (21) days from the date of this Agreement within which to consider this Agreement (the "Review Period"); (iii) you have seven (7) days following your execution of this Agreement to revoke this Agreement (the "Revocation Period"); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If you have not returned the signed Agreement within the time

permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time.    This Agreement shall be effective on the eighth (8th) day after it is signed by you (the "Effective Date").
8.Unknown Claims. Because you agree to release all claims, known or unknown, as set forth in Section 6, above, you also agree to expressly waive your rights under any applicable state law (or any analogous law, regulation or common law principle) providing, in words or effect, that a general release does not extend to claims which the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the releasee.
9.Confidential Information. During your employment with TD Ameritrade, you had access to the company's confidential and proprietary information (collectively, "Confidential Information"). You will continue to abide by the terms of any code of conduct, confidentiality agreement, agreement that contains confidentiality provisions, or agreement relating to the assignment of technology developed or conceived during your employment that you previously signed, including, but not limited to, the non-competition and non-solicitation covenants set forth in the Associate Agreement signed by you on or around March 22, 2011 (the "Associate Agreement"), the Term Sheet signed by you on April 11, 2011 and as amended on December 19, 2012 (the "Term Sheet"), and the Restricted Stock Award Agreements signed by you on November 25, 2014 and November 25, 2015 (the "2014, 2015 Restricted Stock Award Agreements"), all of which agreements you acknowledge will survive the termination of your employment and this Agreement (all together, the "Effective Agreements"). For your reference, those non-competition and non-solicitation provisions are set forth in Exhibit C attached hereto; provided, however, that notwithstanding that the parties have agreed to modify Exhibit C as provided therein. You further acknowledge that the term "primary businesses" contained in Exhibit C includes robo-advisors and hybrid advisors (dually registered advisors). You additionally agree and acknowledge that upon a breach of the restrictive covenants contained in the Term Sheet or Associate Agreement, TD Ameritrade would suffer irreparable harm and, accordingly, you hereby acknowledge that the issuance of an injunction enjoining you from any violation of this section is an appropriate remedy available to TD Ameritrade. The foregoing remedy of injunction shall be in addition to and not in limitation of any other right or remedy which TD Ameritrade has or may be entitled to, and shall survive the expiration or any termination of this Agreement. You agree and acknowledge that this is a fair and reasonable and is not an unfair penalty.
You will not disclose or impart to any other person, directly or indirectly, any Confidential Information which you acquired as an employee, nor will you remove any Confidential Information from any of TD Ameritrade's premises. You will immediately return to TD Ameritrade or confirm the destruction of any Confidential Information that you may have in your possession, including any copies, regardless of the form or media of such Confidential Information.
Notwithstanding the foregoing, nothing contained in this Agreement is intended to prohibit or restrict you in any way from: (i) making any disclosure of information required by law, rule or regulation; (ii) providing information to the Company's legal, compliance, or human resources personnel; (iii) making any disclosure of information in any litigation, arbitration, or other proceeding between you and the Company; or (iv) exercising rights under the Defend Trade Secrets Act of 2016, which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, nothing contained in this Agreement is intended to impede, prohibit or restrict you (or your attorney acting on your behalf) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities Exchange Commission, the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority, National Futures Association, and any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances, or about a possible violation of securities laws, the Commodities Exchange Act, or employment laws.
If you disclose any Confidential Information, TD Ameritrade will be entitled to an injunction and damages. You agree that TD Ameritrade will not have to post a bond if it must sue you to prevent your unauthorized disclosure or continued unauthorized disclosure of any Confidential Information. If you do disclose Confidential Information, your entitlement to any payments or benefits shall immediately cease and be forfeited. For the avoidance of doubt, your employment and compensation related documents are not Confidential Information, nor is any information of a type commonly found on a resume.
10.Detrimental Comments. You agree that, with deference to any rights that may apply to you pursuant to The National Labor Relations Act, you will not make any comments or statements to any person, including, without limitation, the press, employees of TD Ameritrade, or any individual or entity with whom TD Ameritrade has a business relationship, if such comment or statement could be likely to adversely affect the conduct of the business of TD Ameritrade, or any of its plans or prospects, or the business or personal reputation of TD Ameritrade or any of the other Released Parties; provided that statements in the course of ordinary competition, if not made with the intent to specifically adversely affect the conduct of the business of TD Ameritrade or other Related Parties, shall not be a violation hereto. TD Ameritrade agrees that it will not make any detrimental comments or statements regarding you or your employment with the Company. The Company's obligations under this Section 11 shall extend only to its executives and members of the Board of Directors and only so long as such board member or executive remains in his or her respective position. The foregoing shall not apply to statements or comments made by you or TD Ameritrade to investigative authorities or legal tribunals. Any inquiries received by TD Ameritrade regarding your employment will be responded to with a neutral reference, identifying solely your position (without reference to Executive Advisor) and dates of employment.
11.Non-Compliance. Your receipt of the payments and arrangements provided in this Agreement is conditioned upon your compliance with all the provisions of this Agreement, including your agreement not to engage in any prohibited conduct or make any statements that are detrimental to TD Ameritrade or any of the other Released Parties, and your preservation of the confidentiality of Confidential Information. Each of these provisions is material, and if you are held by a fact-finder to have violated any of them, TD Ameritrade may withhold and/or recover any of the monies or benefits paid or agreed to be paid to you, without waiving its right to pursue any other available legal or equitable remedies.
12.Cooperation in Litigation. You agree to cooperate fully with TD Ameritrade in any matters that have or may result in a legal claim against TD Ameritrade or any of the other Released Parties and of which you may have knowledge as a result of your employment with TD Ameritrade or any of the other Released Parties. This requires you, without limitation, to (a) make yourself available upon reasonable request to provide information and assistance to TD Ameritrade on such matters without additional compensation, except for your out-of-pocket costs, and (b) notify TD Ameritrade promptly of any requests to you for information related to any pending or potential legal claim or litigation involving TD Ameritrade or any of the other Released Parties, reviewing any such request with a designated representative of TD Ameritrade prior to disclosing any such information, and permitting the representative of TD Ameritrade to be present during any communication of such information. Nothing herein is intended to prohibit you from retaining your own attorney to represent you in a matter, provided, however, you agree to first meet with the attorney representing the Company in the matter. If you in your sole discretion make a good faith determination not to use the Company attorney and to engage an attorney of your own choosing, then the

Company agrees to reimburse you for the reasonable attorney's fees incurred. However, the Company will not pay for such attorney's fees if you are adjudicated by a court of competent jurisdiction as guilty of, or personally sanctioned by a federal regulatory body as having engaged in wrongdoing against the Company in the matter being investigated or litigated.
13.No Admission. Neither the offer nor the provision of the payment or benefits shall in any way be construed as an admission by TD Ameritrade or any of the other Released Parties of any wrongful or unlawful act or omission whatsoever against you or any other person; and TD Ameritrade specifically disclaims any liability to you, or wrongful or unlawful act or omission against you, or any other person on the part of itself and the other Released Parties.
14.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement, including, without limitation, under Section 409A (as defined below). You agree and understand that you alone are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. All payments and benefits under this Agreement are subject to applicable tax and other withholdings. You agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of your failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.
It is intended that all payments and benefits provided under this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance or regulations promulgated thereunder ("Section 409A") so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the "Deferred Payments") will be paid or otherwise provided until you have a "separation from service" within the meaning of Section 409A. If, at the time of termination of your employment, you are a "specified employee" within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following termination of employment. The Company reserves the right to amend this letter as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or otherwise to avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax, provided that no such amendment shall result in a material reduction in the payments or benefits otherwise owed to you. However, in no event will the Company reimburse you for any taxes imposed on or other costs incurred by you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
15.No Reliance; Complete Agreement; Severability; Governing Law; Amendment. You acknowledge that you have not relied upon any representation or statement not set forth in this Agreement by any representative of the Released Parties about the contents, basis or effect of this Agreement, or otherwise. If a court of competent jurisdiction finds that one or more of the provisions of this Agreement are unenforceable, that clause will be severed and the balance of the Agreement will be enforceable, except that if Sections 6, 7 or 8 are found to unenforceable, then (a) this entire Agreement will be null and void at TD Ameritrade's option, and (b) you shall return the Payment to TD Ameritrade. This Agreement will be interpreted and enforced by the laws of the State of New York. This Agreement may not be changed or modified except by a written instrument signed by you and TD Ameritrade.
The Effective Agreements, together with this Agreement, contains our entire agreement and fully supersede any and all prior agreements or understandings between you and any Released Party about the subject matter of this Agreement, but with the exception of the award agreements governing your outstanding equity awards covering shares of the Company's common stock, to the extent not modified by this Agreement, and the Plan; provided, however, that (1) to the extent that there is any discrepancy among or between agreements, the terms of this Agreement will control, and (2) all of the policies and agreements applicable to you as an employee remains in full force and effect until the Resignation Date.
16.Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, "Protected Activity" shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. You further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company's written consent shall constitute a material breach of this Agreement.
17.Death. In the event that you die after the execution of this Agreement, or are rendered permanently disabled such that you cannot perform the Advisory Services contemplated herein, the Supplemental Release Consideration as outlined in Section 4 of this Agreement and any payments earned under the terms of Section 1 of the Agreement, to the extent not yet paid to you and due and owing, shall be paid to your estate as per the existing payment schedule, subject to this Section 17 and the provisions of this Agreement. The Company may require any administrator or executor of the your estate to furnish (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with applicable laws pertaining to the payment or remainder thereof, to such transferee, and/or (c) to the extent permitted under applicable law, the Company with an effective and irrevocable release of claims on behalf of the estate in a form specified by the Company (but with provisions similar to those in this Agreement). For the purposes of clarity, in the event you forfeit any rights to receive the Supplemental Release Consideration or payments under Section 1 by non-compliance with the terms of this Agreement and such forfeiture has been finally adjudicated or resolved, your estate will have no independent right to all or part of the Separation Payment or any other payments.

Acknowledgments and Certifications:

You acknowledge and certify that you:

(a)Have read and fully understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b)	Are signing this Agreement knowingly and voluntarily;

(c)Have the right to consider the terms of this Agreement during a twenty-one (21) day Review Period, and if you take fewer than twenty-one (21) days to review this Agreement, you hereby waive any and all rights to the balance of the Review Period; and

(d)Have the right to revoke this Agreement within seven (7) days after signing it by notifying TD AMERITRADE in writing delivered to:

Karen Ganzlin, EVP and CHRO
TD Ameritrade Holding Corporation
200 South 108th Avenue
Omaha, NE 68154

If you revoke this Agreement during the Revocation Period, it at once becomes null and void in its entirety.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

To accept the Agreement, please date and sign below and return one copy to:

Karen Ganzlin, EVP and CHRO
TD Ameritrade Holding Corporation
200 South 108th Avenue
Omaha, NE 68154

(An extra copy for your files is enclosed.) Sincerely,
/s/ KAREN GANZLIN
Karen Ganzlin
EVP, Chief Human Resources Officer
TD Ameritrade Holding Corporation

Accepted and Agreed:

Name: /s/ MARVIN W. ADAMS	Date: August 20, 2016
Marvin W. Adams

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement ("Supplemental Release") is made by and between Marvin W. Adams ("Employee") and TD Ameritrade Holding Corporation (the "Company") (jointly referred to as the "Parties" and individually referred to as a "Party").
1.Consideration. In consideration for the mutual promises and consideration provided both herein and in Section 4 of the Separation Agreement and Release of Claims signed between Employee and the Company on December , 2016 (the "Separation Agreement"), Employee hereby extends his release and waiver of claims to any claims that may have arisen between the Effective Date (as such term is defined in the Separation Agreement) and the Supplemental Release Effective Date, as defined below.
2.Incorporation of Terms of Release Agreement. The undersigned Parties further acknowledge that all terms of the Separation Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.
3.Supplemental Release Effective Date. Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty-one (21) days after the Resignation Date. This Supplemental Release will become effective on the eighth (8th) day after Executive signs this Supplemental Release (the "Supplemental Release Effective Date"), so long as the Separation Agreement and the Supplemental Release have both been signed by the Parties and neither has been revoked by either Party before that date. The Company will begin providing the consideration set forth in Section 4 of the Separation Agreement as soon as applicable in accordance with the terms of that agreement.
4.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:
(a)he has read this Supplemental Release;
(b)he cannot sign the Supplemental Release before the Resignation Date, but that he must sign the Supplemental Release no later than twenty-one (21) days following the Resignation Date;
(c)he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;
(d)he understands the terms and consequences of this Supplemental Release and of the releases it contains; and

(e)	he is fully aware of the legal and binding effect of this Supplemental Release.
IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

MARVIN W. ADAMS, an individual

Dated:    , 2016
Marvin W. Adams

TD AMERITRADE HOLDING CORPORATION

Dated:    , 2016    By
Karen Ganzlin
EVP and Chief Human Resources Office

EXHIBIT B

November 25, 2014 and November 25, 2015, Time-Based Restricted Stock Unit Grants:

The Compensation Committee of the Board of Directors of the Company has determined that the following time-based restricted stock unit awards ("RSU Awards") will remain outstanding following the Resignation Date and, subject to the Supplemental Release becoming effective and irrevocable, as of the Supplemental Release Effective Date:

1.
The RSU Award granted to you pursuant to the MIP on November 25, 2014, will become fully accelerated so that 49,026 units subject to the RSU Award and 1,446 DEUs outstanding and subject thereto will vest.

2.	The discretionary RSU Award granted to you on November 25, 2014, will become fully vested so that 29,079 units subject to the RSU Award and 857 DEUs outstanding and subject thereto will vest.

3.
The RSU Award granted to you pursuant to the MIP on November 25, 2015, will become fully accelerated so that 41,710 units subject to the RSU Award and 501 DEUs outstanding and subject thereto will vest.

4.	The discretionary RSU Award granted to you on November 25, 2015, will become fully accelerated so that 27,587 units subject to the RSU Award and 331 DEUs outstanding and subject thereto will vest.
Any cash, units and DEUs that accelerate vesting as described in this Exhibit B will be paid on the date six (6) months and one (1) day following the Separation Date. In the event that the Agreement does not become effective within the time period specified in Section 25 of the Agreement, the RSU Awards automatically will be forfeited in their entirety and you no longer will have any rights with respect to the RSU Awards or any cash, units, shares and DEUs subject thereto.

EXHIBIT C

NON-COMPETITION OBLIGATIONS

Continuing Obligations: Executive to remain bound by obligations of Non-Competition and Non-Solicitation following termination of employment for any reason pursuant to the following provisions:

"Non-Competition" means that, for a period of (a) eight (8) months following the Resignation Date or (b) twelve (12) months following termination of Executive's employment prior to the Resignation Date by Executive, or by the Company for cause, Executive will not (without the Company's express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term "primary businesses" is defined as an online brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed to be conducted by the Company during the twelve (12) month period prior to Executive's date of termination (collectively a "Competitive Business"). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates a Competitive Business, provided that (i) the Competitive Business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive's involvement with the company excludes, directly or indirectly, the Competitive business during the relevant non-competition period.
Non-Disclosure of "Confidential Information," "Rights to Work Product" and "Non-Solicitation" shall have the meanings set forth in the Associate Agreement.
Your non-competition and non-solicitation obligations under the "2013, 2014, 2015 Restricted Stock Award Agreements":
Non-solicitation and Non-competition. The receipt of any Shares pursuant to this award will be subject to the Grantee (i) for the period of his employment with the Company and for a period of twenty-four (24) months after the termination of his employment with the Company, not directly or indirectly soliciting customers of the Company in an attempt to have such customers cease their relationship with the Company or soliciting any employee of the Company for employment with any employer other than the Company; and (ii) for the period of his or her employment with the Company and for a period of (a) eight (8) months following the Resignation Date or (b) twelve (12) months after the termination of his employment with the Company prior to the Resignation Date by the Grantee, or by the Company for cause, not directly or indirectly engaging in, having any ownership interest in or participating in any entity which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term "primary businesses" is defined as an online brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed to be conducted by the Company during the twelve (12) month period prior to the Grantee's date of termination. To the extent the Grantee has violated any term and condition of this paragraph 14, the Restricted Stock Units prior to settlement shall be forfeited pursuant to paragraph 7 and if Shares of Company Stock have already been issued to the Grantee, then the Grantee shall be required to either return the Shares or forfeit any gain recognized by the Grantee from the sale of such Shares.

Capitalized terms not defined herein and any section references are as defined or set forth, respectively, in the applicable agreement pursuant to which the provisions above are excerpted.